Exhibit 10.1
AMENDMENT NO. 1 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Employment Agreement ("Amendment") dated September 23, 2014 between Meridian Bioscience, Inc., an Ohio corporation ("Meridian") and John A. Kraeutler, Chief Executive Officer ("Kraeutler").

W I T N E S S E T H:

WHEREAS, Meridian and Kraeutler entered into an amended and restated employment agreement dated June 12, 2012 ("Original Agreement"); and
WHEREAS, the parties desire to amend the Original Agreement upon the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Meridian and Kraeutler agree as follows:
1.            Section 2, Term, shall be amended and restated as follows:
"2.  Term.  Subject to the provisions for earlier termination as hereinafter provided, Kraeutler shall continue to be employed for the period commencing on the date hereof and ending on December 31, 2014 (the "Initial Term").  The Agreement may be extended annually for up to Two additional One year periods (each an "Extension Term"), ending December 31, 2015 and December 31, 2016, respectively, at the discretion of the Board of Directors of Meridian upon sixty (60) days' written notice to Kraeutler of the Board's intent to extend the Agreement for each Extension Term and Kraeutler's acceptance of such extension offer within thirty (30) days of Kraeutler's receipt of such offer.  The Initial Term together with any Extension Terms shall hereinafter be referred to as the "Term.""
2.            Section 6.1, Benefit Plans and Programs, shall be amended and restated as follows:
"6.1            Benefit Plans and Programs.  Kraeutler shall be entitled, at Meridian's expense, to such medical, dental, hospitalization, life insurance, pension plan, profit-sharing, disability, employee benefits and such other similar employment privileges and benefits or perquisites as are afforded generally from time to time to other senior officers of Meridian.
Meridian shall maintain a Medicare Advantage Plan or its equivalent health plan for Kraeutler, and spouse, if any, and the survivor of them for the remainder of their lives after Kraeutler's employment with Meridian ends.  To obtain these benefits, Kraeutler and spouse, if any, must be enrolled in Medicare Part A and B.  Kraeutler and spouse, if any, remain responsible for Medicare Part A and B monthly premiums and Meridian shall pay premiums related to the Medicare Advantage Plan or its equivalent.  Additionally, after Kraeutler's employment with Meridian ends, Kraeutler and his spouse, if any, and the survivor of them shall remain under Meridian's dental and vision plans provided to its then current employees.
Meridian shall also provide individual Long Term Care insurance policies for Kraeutler and his spouse, if any, subject to successful underwriting, by Kraeutler's spouse and no obligation to carry the long term care policy shall arise for spouse if unsuccessful underwriting shall occur.  The benefits provided shall not be less than $350 per day and shall extend for a 5 year period.  The daily benefits will increase by 5% per year.  The policy shall include a standard 180 day elimination period during which time benefits are not available."
3.            All other terms and conditions set forth in the Original Agreement shall remain unchanged, and shall remain in full force and effect.
4.            This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

MERIDIAN BIOSCIENCE, INC.

By: /s/ Melissa Lueke
Name: Melissa Lueke
Title: Executive Vice President and Chief Financial Officer

/s/ John A. Kraeutler
John A. Kraeutler